UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 30, 2013
Universal Technical Institute, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31923	86-0226984
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona		85254
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	623-445-9500
Not Applicable
______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Universal Technical Institute, Inc. (the “Company”) announced on October 4, 2013, that John C. White intends to retire from his duties as an executive officer and Chairman of the Board of Directors (the “Board”) of the Company, effective December 9, 2013 (the “Employment End Date”). Mr. White and the Company entered into a Severance & Transition Agreement (the “Severance Agreement”) on September 30, 2013 in connection with Mr. White’s decision to retire. Mr. White’s employment with the Company will end on the Employment End Date. Mr. White will continue after that date to serve as a non-employee, non-management member of the Board and will receive the same compensation paid to the Company’s Board members generally (pro-rated and cash-only for the period from the Employment End Date until February 19, 2014). The Severance Agreement sets forth the terms and conditions of the end of Mr. White’s employment, the compensation he will receive post-employment and certain transition matters. The Company is in the process of identifying a successor Board leader.

The Company will pay and provide to Mr. White the amounts and benefits provided for under his existing employment agreement (the “Employment Agreement”) for terminations without cause or resignations for good reason, except as otherwise provided in the Severance Agreement. Accordingly, Mr. White will receive cash severance at the rate of $551,655 per year, payable for 24 months in bi-weekly installments in accordance with his Employment Agreement. The Company will pay medical, dental and vision COBRA premiums for periods of up to approximately nine months for Mr. White and 18 months for his spouse if they are eligible for and elect to receive COBRA continuation coverage. After the expiration of or earlier election by Mr. White or his spouse to terminate the COBRA continuation coverage, the Company will provide Mr. White’s spouse with health insurance benefits until October 31, 2019, on terms comparable to the medical benefits provided to the spouses of senior executives of the Company. Mr. White also will receive an additional cash severance amount of $51,000, payable in bi-weekly installments for 24 months in accordance with the payment terms applicable to his severance payments under the Employment Agreement.

While Mr. White remains a Board member, restricted stock awards granted to him before the Employment End Date will continue to vest and restrictions thereon will continue to lapse in accordance with the award terms, and he will be deemed to remain in the service of the Company for purposes of any such awards. If Mr. White resigns from the Board or his Board service otherwise terminates, and any restricted stock awards granted before the Employment End Date remain subject to any restrictions at that time, the Company will pay Mr. White a cash amount equal to the fair market value of those unvested restricted shares within 30 days of his departure from the Board. The previous award agreements relating to Mr. White’s outstanding restricted stock awards otherwise remain applicable and are not superseded. Except as described above or as provided by law, his participation in or coverage under all Company benefit plans will cease as of December 15, 2013.

Mr. White remains subject to the non-competition provisions of his Employment Agreement, under which he has agreed not to compete directly or indirectly with the Company or directly or indirectly recruit, solicit, or employ any persons or entities with whom the Company has business relationships for a period of 24 months. Mr. White also remains subject to the confidentiality provisions of his Employment Agreement. The Severance Agreement includes a release and waiver of claims by Mr. White and is subject to a seven day revocation period. The Severance Agreement does not supersede any prior agreement with Mr. White relating to stock options, indemnification, confidentiality or non-competition, and those agreements remain applicable and in effect.

The foregoing description is qualified in its entirety by reference to the Severance Agreement, a copy of which is filed herewith as Exhibit 10.1. In addition, to the extent referred to in the Severance Agreement or this Current Report on Form 8-K, the foregoing description also is qualified in its entirety by reference to Mr. White’s Employment Agreement, a copy of which previously has been filed by the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
The exhibit to this Current Report is listed in the Exhibit Index set forth elsewhere herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Technical Institute, Inc.

October 4, 2013	By:	/s/ Chad A. Freed

Name: Chad A. Freed
Title: General Counsel, Senior Vice President of Business Development

Exhibit Index

Exhibit No.	Description

10.1	Severance & Transition Agreement, dated as of September 30, 2013, between Universal Technical Institute, Inc. and John C. White.
99.1	Press Release of Universal Technical Institute, Inc., dated	October 4, 2013